Exhibit 99.2

Pfenexians,

Today is a transformative day for Pfenex. A few minutes ago, we announced that Ligand Pharmaceuticals Incorporated intends to acquire Pfenex for $12.00 per share in cash or $438 million in equity value on a fully diluted basis. In addition, Ligand will pay $2.00 per share as a Contingent Value Right (CVR) if Therapeutic Equivalence for Teriparatide Injection is achieved in the US by December 31, 2021, which represents an approximate total of $516 million on a fully diluted basis.

Ligand’s offer is a testament to the value you have all created through your unrelenting dedication and commitment to our company and to the patients we serve. I am very excited to meet with all of you and tell you about this change and opportunity for Pfenex. We will be having a townhall this afternoon where I will give additional detail about the transaction and answer some questions.

You should be proud of all that we have accomplished. The management of Ligand has expressed repeatedly how very impressed they are with the progress we’ve made as an organization and, of course, this is due to the dedication of our immensely talented team. They believe strongly in Pfenex’s unique development capabilities, culture, platform and pipeline. Their goal with this merger is to allow Pfenex to continue the great work we are doing, while leveraging their resources and know-how, and to help us move faster towards our joint vision of developing protein therapeutics that provide patients a better future. I am grateful to each of you for your many contributions, which have enabled us to reach this milestone.

Within the next few weeks, Ligand will launch a public tender offer to acquire a majority of the outstanding shares of our common stock. We expect the transaction to close in the fourth quarter of 2020, subject to customary conditions and regulatory approvals. In the interim, we will work with Ligand on certain high-level transition planning matters. It is important to understand that during that period, Pfenex will operate independently, and we will continue our normal business activities. As such, today’s announcement will have no impact on day-to-day activities, and it’s imperative that we all remain focused on developing and delivering on our program for the benefit of patients.

Pfenex has gone through many changes over the years as we built the remarkable company we are today. We believe that this transaction represents the best next step forward for our company and for the patients we are fighting for. As we move forward with this process, we will be providing additional information about the integration.

Congratulations to everyone for helping take Pfenex to the next stage of our journey. We will continue to provide updates throughout the transition process. Please reach out to me or anyone on the leadership team if you have any questions.

Important Additional Information and Where to Find It

In connection with the proposed acquisition of Pfenex Inc. (“Pfenex”) by Ligand Pharmaceuticals Incorporated (“Parent”), Pelican Acquisition Sub, Inc. (“Acquisition Sub”), a wholly owned subsidiary of Parent will commence a tender offer for all of the outstanding shares of Pfenex. The tender offer has not commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of Pfenex. It is also not a substitute for the tender offer materials that Parent and Acquisition Sub will file with the

Securities and Exchange Commission (the “SEC”) upon commencement of the tender offer. At the time that the tender offer is commenced, Parent and Acquisition Sub will file tender offer materials on Schedule TO with the SEC, and Pfenex will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY AND CONSIDERED BY PFENEX’S STOCKHOLDERS BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. Both the tender offer materials and the solicitation/recommendation statement will be made available to Pfenex’s stockholders free of charge. A free copy of the tender offer materials and the solicitation/recommendation statement will also be made available to all of Pfenex’s stockholders by contacting Pfenex at InvestorRelations@pfenex.com or by phone at (858) 352-4400, or by visiting Pfenex’s website (www.pfenex.com). In addition, the tender offer materials and the solicitation/recommendation statement (and all other documents filed by Pfenex with the SEC) will be available at no charge on the SEC’s website (www.sec.gov) upon filing with the SEC. PFENEX’S STOCKHOLDERS ARE ADVISED TO READ THE TENDER OFFER MATERIALS AND THE SOLICITATION/RECOMMENDATION STATEMENT, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND ANY OTHER RELEVANT DOCUMENTS FILED BY PARENT AND ACQUISITION SUB OR PFENEX WITH THE SEC WHEN THEY BECOME AVAILABLE BEFORE THEY MAKE ANY DECISION WITH RESPECT TO THE TENDER OFFER. THESE MATERIALS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TENDER OFFER, PARENT AND PFENEX.

Forward-Looking Statements

This document contains certain statements that constitute forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding the satisfaction of conditions to the completion of the proposed transaction and the expected completion of the proposed transaction, the timing and benefits thereof, as well as other statements that are not historical fact. These forward-looking statements are based on currently available information, as well as Pfenex’s views and assumptions regarding future events as of the time such statements are being made. Such forward looking statements are subject to inherent risks and uncertainties. Accordingly, actual results may differ materially and adversely from those expressed or implied in such forward-looking statements. Such risks and uncertainties include, but are not limited to, the potential failure to satisfy conditions to the completion of the proposed transaction due to the failure to receive a sufficient number of tendered shares in the tender offer; the outcome of legal proceedings that may be instituted against Pfenex and/or others relating to the transaction; the possibility that competing offers will be made, risks associated with acquisitions, such as the risk that the businesses will not be integrated successfully, that such integration may be more difficult, time-consuming or costly than expected or that the expected benefits of the transaction will not occur; as well as those described in cautionary statements contained elsewhere herein and in Pfenex’s periodic reports filed with the SEC including the statements set forth under “Risk Factors” set forth in Pfenex’s most recent annual report on Form 10-K, and any subsequent reports on Form 10-Q or form 8-K filed with the SEC, the Tender Offer Statement on Schedule TO (including the offer to purchase, the letter of transmittal and other documents relating to the tender offer) to be filed by Parent and Acquisition Sub, and the Solicitation/Recommendation Statement on Schedule 14D-9 to be filed by Pfenex. As a result of these and other risks, the proposed transaction may not be completed on the timeframe expected or at all. These forward-looking statements reflect Pfenex’s expectations as of the date of this report. The forward-looking statements included in this communication are made only as of the date hereof. Pfenex assumes no obligation and does not intend to update these forward-looking statements, except as required by law.